Exhibit 10.2

FIRST AMENDMENT
TO
SERIES C UNIT ISSUANCE AGREEMENT

THIS FIRST AMENDMENT TO SERIES C UNIT ISSUANCE AGREEMENT (this “Amendment”) is entered into as of the 2nd day of March, 2009, by and among ICM, Inc., a corporation organized and existing under the laws of Kansas (“ICM”), and Southwest Iowa Renewable Energy, LLC, a limited liability company organized and existing under the laws of Iowa (“SIRE,” and, together with ICM, the “Parties” and each individually a “Party”).

RECITALS

WHEREAS, the Parties previously executed that Series C Unit Issuance Agreement, dated as of March 7, 2008 (the “Agreement”);

WHEREAS, concurrently herewith, the Bridge Loan and the ICM L/C are being renewed for an additional term, the maximum principal amount of the Bridge Loan is being increased to $36,600,000 and the face amount of the ICM L/C is being increased to $8,784,000;

WHEREAS, in connection with the renewal of the Bridge Loan, Bunge N.A. Holdings, Inc. will post cash collateral with the Bridge Lender in an amount equal to $27,816,000 in lieu of renewing the Bunge L/C;

WHEREAS, in connection with the foregoing, the Parties desire to amend the Agreement as set forth herein; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
AMENDMENTS

1.1           Global Amendment.  All references in the Agreement to “Bunge” shall refer to Bunge N.A. Holdings, Inc.

1.2           Issuance of Series C Units with Respect to L/C.  Section 1 of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)           If (i) the ICM L/C Bank makes any payment to the Bridge Lender under or in respect of the ICM L/C or (ii) ICM makes any payment to the Bridge Lender which

Exhibit 10.2

reduces amounts owed by SIRE under or in respect of the Bridge Loan when any such amounts become due and payable (whether such amounts consist of principal, interest, fees and/or other amounts) (and SIRE hereby agrees that ICM shall have the right to make any such payments for the account and benefit of SIRE at any time in ICM’s sole and absolute discretion after such amounts become due and payable), then ICM shall notify SIRE in writing (the “L/C Payment Notice”) of the making of, and the amount of, any such payments made by the ICM L/C Bank or ICM pursuant to (i) or (ii) above (each a “Periodic Bridge Loan Payment”) and SIRE shall reimburse ICM for such Periodic Bridge Loan Payment in accordance with Section 1(c) below.

(b)      If at any time ICM desires to acquire Series C Units and have the proceeds of such investment applied as a prepayment to the Bridge Lender (the “Bridge Loan Prepayment” and, together with any Periodic Bridge Loan Payment, each a “Bridge Loan Payment”), ICM shall provide SIRE and Bunge with at least thirty (30) days’ prior written notice of the same, which notice shall state the proposed date on which ICM shall pay SIRE amounts as a Bridge Loan Prepayment (the “Prepayment Date”) and the amount thereof (which shall be in an amount equal to (1) a minimum of $1,000,000 and in $250,000 increments thereafter or (2) the then-current Maximum Liability (as defined in the ICM L/C)).  At any time prior to the Prepayment Date, SIRE may make a payment to the Bridge Lender in an amount equal to all or any portion of the Bridge Loan Prepayment amount or Bunge may deliver to the Bridge Lender cash collateral or a letter of credit for the benefit of the Bridge Lender in an amount equal to all or any portion of the Bridge Loan Prepayment amount (each such event an “ICM Release Event”).  SIRE shall provide ICM with written notice of the occurrence of an ICM Release Event.  In the event the ICM Release Event does not occur prior to the Prepayment Date, SIRE shall issue the Series C Units to ICM for such Bridge Loan Prepayment in accordance with Section 1(c) below and apply the proceeds thereof as a payment to the Bridge Lender.  SIRE agrees to execute any and all agreements, instruments and other documents as may be required under the terms of the Bridge Loan or the ICM L/C to reduce the face amount of the ICM L/C (or terminate the ICM L/C, as the case may be) in the event of a Bridge Loan Prepayment or an ICM Release Event.

(c)           In the event ICM makes a Bridge Loan Payment, SIRE shall immediately (but in no event later than three (3) business days following (i) the Prepayment Date (in the case of a Bridge Loan Prepayment) or (ii) SIRE’s receipt of the L/C Payment Notice (in the case of a Periodic Bridge Loan Payment)) reimburse ICM for the amount of the Bridge Loan Payment (the “L/C Reimbursement Obligation”) by issuing to ICM that number of Series C Units which are determined by dividing the amount of the Bridge Loan Payment by the lesser of (i) $3,000 or (ii) one half (1/2) of the lowest purchase price paid by any party for a Unit who acquired (or who has entered into any agreement, instrument or document to acquire) such Unit after March 7, 2008 but prior to the date of the Bridge Loan Payment as part of the Private Placement.  In the event of an issuance of Series C Units in connection with the reimbursement of a Bridge Loan Prepayment in an amount equal to the then-current Maximum Liability, SIRE shall also cause the Bridge Lender to return the original ICM L/C for cancellation.  Any portion of the L/C Reimbursement Obligation which is not paid or satisfied in full on or before the date

Exhibit 10.2

which is three (3) business days following (i) the Prepayment Date (in the case of a Bridge Loan Prepayment) or (ii) the date of SIRE’s receipt of the L/C Payment Notice (in the case of a Periodic Bridge Loan Payment) shall bear interest from its due date until paid in full at a rate per annum equal to the lesser of (i) ____% per annum and (ii) the maximum rate allowable under applicable law (such interest rate, determined in accordance with (i) or (ii) above, the “Effective Rate”).  “LIBOR” means the daily average of interbank offered rates for US Dollar deposits in the London market based on quotations at major banks, as published under the heading “London Interbank Offered Rates (LIBOR)” in the “Money Rates” column of the The Wall Street Journal for the one month maturity.”

1.3           Covenants.  Section 4 of the Agreement is hereby amended as follows:

(a)           Section 4(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“in the event that Bunge makes any payments to the Bridge Lender (either directly or through the Bridge Lender utilizing any cash collateral previously posted by Bunge) which reduces amounts owed by SIRE under or in respect of the Bridge Loan (whether such amounts consist of principal, interest, fees and/or other amounts) (and SIRE hereby agrees that Bunge shall have the right to make any such payments when any such amounts become due and payable for the account and benefit of SIRE at any time in Bunge’s sole and absolute discretion after such amounts become due and payable), then SIRE shall either reimburse Bunge for the amount of such payments (on a pro-rata basis with SIRE’s payments of the L/C Reimbursement Obligation) or in lieu thereof issue to Bunge Series E Units as set forth in that certain Series E Unit Issuance Agreement between SIRE and Bunge dated March 7, 2008, as amended, modified, supplemented and restated from time to time, and SIRE shall not issue any other series of Units to Bunge in connection with any such payments made by Bunge.  SIRE may not amend such Series E Unit Issuance Agreement without the prior written consent of ICM;”

(b)           Section 4(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“SIRE shall pay to ICM a fee in an amount equal to 6% per annum (computed on an actual day, 360 day year basis) of the undrawn face amount of the ICM L/C (the “Fee”) and shall reimburse ICM for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, paid or incurred by ICM in connection with the transactions contemplated by this Agreement and which are documented in invoices provided to SIRE.  All amounts to be paid by SIRE pursuant to this Section 4(d) (the “Fees and Expenses Reimbursement Amount”) shall be due and payable within three (3) business days of the first to occur of the following: (i) the expiration or termination of the ICM L/C; or (ii) the maturity date of the Bridge Loan. The Fees and Expenses Reimbursement Amount shall be payable in cash to the extent that a cash distribution to members of SIRE in such amount would then be permitted

Exhibit 10.2

under the terms of that certain Credit Agreement, dated May 2, 2007, as amended, modified, supplemented and restated from time to time, by and among SIRE, the lenders party thereto, and AgStar Financial Services, PCA, as administrative agent.  With respect to any portion of the Fees and Expenses Reimbursement Amount not paid in cash in accordance with the foregoing sentence, SIRE shall deliver to ICM that number of Series C Units which are determined by dividing the unpaid Fees and Expenses Reimbursement Amount by the lesser of (i) $3,000 or (ii) one half (1/2) of the lowest purchase price paid by any party for a Unit who acquired (or who has entered into any agreement, instrument or document to acquire) such Unit after March 7, 2008 but prior to the date of the payment of the Fees and Expenses Reimbursement Amount as part of the Private Placement.  Any portion of the Fees and Expenses Reimbursement Amount not paid by SIRE when due shall bear interest at the Effective Rate.”

1.4           Right of First Refusal.  Existing Section 5 of the Agreement, captioned “Miscellaneous” is hereby designated Section 6 and a new Section 5 is hereby added to the Agreement, captioned “Right of First Refusal” and reading as follows:

“(a)           Notwithstanding anything to the contrary in this Agreement or the SIRE Operating Agreement, in the event ICM or its Affiliates desires to Transfer (as defined in the SIRE Operating Agreement), prior to the maturity date of the Bridge Loan, any Class C Units issued to ICM in accordance with Section 1(c) hereof as a result of a Bridge Loan Prepayment (the “Restricted Class C Units”), ICM shall first give written notice (the “Offer Notice”) of its intent to make such Transfer to SIRE and Bunge, specifying the terms of the proposed Transfer, including the number of Restricted Class C Units to be included in the Transfer (the “Offered Units”), the proposed purchase price per Unit (the “Offer Price”) and the name of the proposed transferee.  After receipt of the Offer Notice, SIRE and/or Bunge shall have the option, for a period of thirty (30) days (the “Exercise Period”) to purchase all or a portion of the Offered Units, at a price per Unit equal to the Offer Price, by delivering written notice (the “Acceptance Notice”) of its election to purchase all or a portion of the Offered Units to ICM.  If both SIRE and Bunge elect to exercise such right, the Offered Units may be purchased by SIRE and Bunge in such amounts as such parties shall agree.  Such Acceptance Notice shall set forth a closing date for the purchase of the Offered Units by SIRE and/or Bunge, as applicable, which date shall be no later than thirty (30) days after the date of the Acceptance Notice.  At the closing, SIRE or Bunge, as applicable, shall pay the purchase price for the Offered Units so purchased in immediately available funds and ICM shall deliver to SIRE or Bunge, as applicable, any certificates evidencing the Offered Units so purchased, along with such instruments of transfer as may be requested by SIRE or Bunge, as applicable.

(b)           If an Acceptance Notice is not delivered to ICM within the Exercise Period (or if SIRE’s and Bunge’s purchase option is not exercised with respect to all of the Offered Units), ICM shall be free for a period of thirty (30) days after the expiration of the Exercise Period to Transfer to the originally proposed transferee all of the remaining Offered Units in accordance with the terms set forth in the Offer Notice and in compliance with the SIRE Operating Agreement. After the expiration of such thirty (30)

Exhibit 10.2

day period, the preceding provisions of this Section 5 shall again apply if the original proposed transaction is not completed.

(c)           To the extent that ICM receives proceeds from a Transfer of Restricted Class C Units pursuant to this Section 5 in excess of $3,500 per Unit, then all amounts in excess thereof shall be immediately paid to SIRE.

(d)           Each certificate evidencing Restricted Class C Units shall bear the following restrictive legend:

THE CLASS C UNITS EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL IN FAVOR OF SOUTHWEST IOWA RENEWABLE ENERGY, LLC (“SIRE”) AND BUNGE N.A. HOLDINGS, INC. (“BUNGE”) IN ACCORDANCE WITH THE TERMS OF SECTION 5 OF THAT CERTAIN SERIES C UNIT ISSUANCE AGREEMENT, DATED AS OF MARCH 7, 2008, AS AMENDED AS OF MARCH 2, 2009, AND AS MAY BE FURTHER AMENDED, MODIFIED, SUPPLEMENTED AND RESTATED FROM TIME TO TIME, BY AND AMONG SIRE, ICM, INC. AND BUNGE, A COPY OF WHICH IS ON FILE AT THE OFFICES OF SIRE.

SIRE will cause such legend to be removed with respect to any Restricted Class C Unit upon the earlier of (a) the Transfer of such Restricted Class C Unit by ICM in accordance with Section 5(a) hereof or (b) the maturity date of the Bridge Loan.”

1.5           Miscellaneous.  New Section 6(a) of the Agreement is hereby amended by adding the following after the last sentence thereof:

“Notwithstanding the foregoing, the Parties hereto acknowledge and agree that Bunge is an express third party beneficiary of the agreements set forth in Section 5 hereof.”

ARTICLE II
CLOSING CONDITIONS

This Amendment shall become effective as of the date hereof upon satisfaction of the following conditions:

(a)           Executed Amendment.  Receipt by the Parties of a fully executed counterpart of this Amendment.

(b)           Bridge Loan.  Receipt by ICM of evidence satisfactory to ICM of the extension of the maturity date of the Bridge Loan to September 1, 2010.

Exhibit 10.2

(c)           ICM L/C.  Receipt by SIRE of evidence satisfactory to SIRE of the extension of the expiry date of the ICM L/C to no earlier than September 16, 2010 and an increase in the face amount of the ICM L/C to $8,784,000.

(d)           Opinion.  Receipt by ICM of a legal opinion of counsel to SIRE in substantially the form of Exhibit A to the Agreement (with such modifications as may be necessary to reflect this Amendment).

(e)           Bunge Amendment.  Bunge and SIRE shall have executed an amendment to the Series E Unit Issuance Agreement between Bunge and SIRE dated March 7, 2008 (the “Bunge Amendment”) and all conditions to the effectiveness of the Bunge Amendment shall have been satisfied (other than the execution and delivery of this Amendment).

ARTICLE III
REPRESENTATIONS

SIRE hereby represents to ICM as follows:

(a)    the representations and warranties made by SIRE in the Agreement are and shall be and remain true and correct; and

(b)    SIRE is in full compliance with the terms of the Agreement applicable to it.

ARTICLE IV
MISCELLANEOUS

4.1    Consent to Bunge Unit Issuance Agreement Amendment.  Concurrently herewith SIRE and Bunge are executing the Bunge Amendment.  ICM hereby consents to the Bunge Amendment.

       4.2    Amended Terms.  Except as specifically amended herein, the Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

4.3           Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

4.4           Governing Law.  This Amendment and the rights and the obligations of the parties under this Amendment shall be governed by, and construed and interpreted in

Exhibit 10.2

accordance with, the laws of the State of Missouri (without reference to conflict of law principles).

[Remainder of page intentionally left blank]

Exhibit 10.2

     IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By:	/s/ Mark Drake
Name: Mark Drake
Title: President & CEO

ICM, Inc.
By:	/s/ Brian Burris
Name: Brian Burris
Title: Secretary